Exhibit 99(a)

Aaron H. Marks To Call Writer Directly: (212) 446-4856 aaron.marks@kirkland.com	601 Lexington Avenue New York, NY 10022 (212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

December 6, 2017

VIA E-MAIL

Arthur H. Aufses III
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
NEW YORK, NEW YORK 10036

Re:	U.S. Bank National Association v. Windstream Services, LLC, 17-CV-07857 (S.D.N.Y.)

Dear Arthur:

As counsel to Windstream Services, LLC (“Windstream” or the “Company”) in the above-referenced action, I write regarding your statement to the Court during the November 30 conference (and confirmed during our meet and confer on Monday) in which you represented that your client Aurelius Capital Master Ltd. (“Aurelius”) intends to serve a notice on Windstream purporting to declare the 6 3/8% Notes to be due and payable immediately after the Court’s stay of the cure period ends on December 7, pursuant to Aurelius’s September 21, 2017 notice of alleged default.  Service of such a notice of acceleration is baseless.  As you and your client are well aware, the purported defaults alleged by Aurelius have been waived by the consents of holders of a majority of the 6 3/8% Notes, and the indenture governing the 6 3/8% Notes has been amended to reflect the same.  Aurelius was aware of the consent solicitations since they were launched on October 18.  Had Aurelius believed that it had a viable argument to prevent the waivers of its noticed defaults from becoming operative and effective, Aurelius had ample opportunity to seek injunctive relief.  Aurelius chose not to do so, but instead undertook a campaign of writing letters making false claims to holders encouraging them to reject the consent solicitation and related transactions.  This effort failed and the determination to waive alleged defaults was supported by a substantial majority of holders of the 6 3/8% Notes.

Beijing         Boston         Chicago         Hong Kong         Houston         London         Los Angeles         Munich         Palo Alto         San Francisco         Shanghai         Washington, D.C.

Arthur H. Aufses III
December 6, 2017

On November 21, weeks after successful completion of the consent solicitation, Aurelius brought claims in the above-referenced action seeking declarations that the consent solicitation, the attendant waivers of defaults, and related transactions were in violation of the Indenture.  Although Aurelius’s claims violate, among other things, the Indenture’s “No Action” clause, Aurelius has put into issue for adjudication by Judge Furman the validity of the waivers of defaults.  For Aurelius now to notice an acceleration is pure gamesmanship and plainly designed to subvert the very judicial process Aurelius is pursuing before this Court.  While it is widely understood that Aurelius is singularly focused on triggering its massive CDS bet relating to Windstream -- regardless of the consequences to the Company and its employees -- for Aurelius to baselessly purport to accelerate despite the ongoing litigation is inexcusable.  These are the precise sort of bad faith tactics for which Aurelius was severely admonished by a U.S. Bankruptcy Court just yesterday.1

In light of the successful completion of the consent solicitation and the effective waiver of the alleged defaults, Aurelius’s threatened notice of acceleration should not in fact have negative consequences on Windstream, but there can be no guarantee.  Thus, Windstream will pursue any and all remedies against Aurelius -- and anyone else involved -- for any damage to the Company or its stakeholders resulting from such a reckless and irresponsible act.

Windstream reserves all rights.

Sincerely,	Sincerely,

/s/ Aaron H. Marks Aaron H. Marks

[1]
In In re Oi Brasil Holding Cooperatief U.A., Case No. 17-11888 (SHL), U.S. Bankruptcy Judge Sean Lane ruled post-trial against an insolvency trustee supported by Aurelius.  In his lengthy decision, Judge Lane excoriated Aurelius for its behavior both in the context of the case and in its conduct before the court, writing among other things, that “the strategy pursued by Aurelius in these cases is a troubling one that the Court refuses to countenance” (p. 118) . . .  that “Aurelius’s actions also reflect a lack of candor before the Court” (p. 113), and that “[t]he actions of Aurelius are at odds with many of the goals of Chapter 15” (p. 116).